Exhibit 99.1

BGC Partners Announces Its 2013 Annual Meeting of Stockholders

To be held on Tuesday, June 4, 2013 at 10:00 a.m. ET

Webcast available for investors

New York, NY – January 18, 2013 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC” or the “Company”), a leading global brokerage company primarily servicing the wholesale financial and real estate markets, today announced that it currently plans to hold its 2013 Annual Meeting of Stockholders on Tuesday, June 4, 2013, at 10:00 a.m. ET at the Company’s executive offices in New York City. The meeting will include a brief discussion of BGC’s business by Chairman and Chief Executive Officer, Howard W. Lutnick. Revised deadlines for proposals by stockholders for the Annual Meeting will be included on Form 8-K attaching this release.

A live audio webcast of the event will start at approximately 10:00 a.m. ET and is expected to last approximately one hour. It will also be available via the following site:

http://www.bgcpartners.com/ir

The webcast archive will be available for 365 days, beginning June 4, 2013.

(Note: If clicking the above link does not open up a new web page, you may need to cut and paste the above url into your browser’s address bar.)

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company primarily servicing the wholesale financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its eSpeed, BGC Trader, and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to select financial instruments and markets. Through the Newmark Grubb Knight Frank brand, the Company offers a wide range of services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. For more information, please visit www.bgcpartners.com.

eSpeed, BGC, BGC Trader, Grubb & Ellis, Grubb and Newmark are trademarks and service marks of BGC Partners, Inc. and its affiliates. Knight Frank is a service mark of Knight Frank Limited Corp., used with permission.

Discussion of Forward-Looking Statements by BGC Partners, Inc.

Statements in this press release regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC Partners’ Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in its public filings, including its most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

CONTACTS

Media: Hannah Sloane 212-294-7938 Sarah Laufer 212-915-1008	Investors: Jason McGruder 212-829-4988 Ben Goldman 212-610-3680

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